Exhibit 4.1
ARTICLES OF INCORPORATION
OF
WEIS MARKETS, INC.

The current operative text of the Articles of Incorporation of Weis Markets, Inc., as last amended April 8, 1988, is as follows:

To the Governor of the Commonwealth of Pennsylvania:

Sir:

In compliance with the requirements of an Act of the General Assembly of the Commonwealth of Pennsylvania, entitled “An act to provide for the incorporation and regulation of certain corporations,” approved the 29th day of April, A.D. 1874, and the several supplements thereto, the undersigned, all of whom are citizens of Pennsylvania, having associated themselves together for the purpose hereinafter specified, and desiring that they may be incorporated, and that letters patent may issue to them and their successors according to law, do hereby certify:

1st.    The name of the corporation is WEIS MARKETS, INC.

2nd.    Said corporation is formed for the purpose of buying and selling, dealing and trading in at wholesale and/or retail, all kinds of groceries, provisions, foods, foodstuffs, food products, household and house furnishing goods, wares, supplies and merchandise, and articles of a similar or cognate character, and for these purposes own, operate, conduct and maintain a store or stores and other places of business, and incident thereto prepare, manufacture, and serve all kinds of food, foodstuffs, provisions and supplies; with the right to acquire and own real estate and transact all business necessary and incidental to the purposes above.

3rd.    The address of its present registered office is 1000 South Second Street, Sunbury, Northumberland County, Pennsylvania.

4th.    Said corporation is to exist perpetually.

5th.    The names and residences of the subscribers and the number of shares subscribed by each, are as follows:

Name.	Residence.	No. of Shares.
Harry Weis	Sunbury, PA	215
Sigmund Weis	Sunbury, PA	210
A. Bohner Portzline	Selinsgrove, PA	75

6th.    The number of directors of said corporation is fixed at three and the names and residences of the directors who are chosen directors for the first year are as follows:

Name.	Residence.
Harry Weis	Sunbury, PA
Sigmund Weis	Sunbury, PA
A. Bohner Portzline	Selinsgrove, PA

7th.    The aggregate number of shares which the Corporation shall have authority to issue is 100,800,000 shares of Common Stock with no par value. The Corporation may issue shares of stock of any class, now or hereafter authorized, option rights with respect thereto or securities convertible into shares of any such stock, without first offering them to the holders of stock of any class at any time outstanding.